FOR IMMEDIATE RELEASE

Contact:
Bradley Sharp
Development Specialists, Inc.
702-566-2440

AGRIBIOTECH, INC. ANNOUNCES TENTATIVE AGREEMENT FOR SALE OF FORAGE ASSETS

HENDERSON, NV, June 7, 2000- AgriBioTech, Inc. ("ABT" or the "Company") today announced that it has reached an agreement in principle to sell substantially all of the assets relating to its forage business unit for an estimated $16 million of cash, subject to adjustment at closing. As part of the transaction, the purchaser is expected to assume the Company's obligations under certain amended production contracts with its growers and other contracts. This sale, along with the disposition of the other forage related assets retained by the company, is expected to create a value of approximately $30 million. The purchased assets include real property, inventory and intangibles, including plant varieties and supply agreements. The purchaser is Research Seeds, Inc., a recognized worldwide leader in the development, production and marketing of proprietary forage, turf seed and microbial products.

Completion of the transaction is subject to U.S. bankruptcy court and other governmental approvals, completion of a business and legal due diligence review by the purchaser, agreement on definitive documents and the absence of any material adverse change in the purchased assets.

ABT is a seed company specializing in the forage and turfgrass sector. The transaction is the latest in a series of liquidating sales undertaken as part of the Company's continuing Chapter 11 bankruptcy proceedings. ABT has been subject to federal bankruptcy court supervision since January 25, 2000. For further information regarding AgriBioTech's bankruptcy case, see the www.agribiotech.com website and/or the SEC's website (www.sec.gov) filings for the latest 10-Q.

The foregoing information may include forward-looking statements. Such statements include, but are not limited to, statements regarding the likelihood that currently contemplated asset sale transactions will be completed or the amounts likely to be realized in future sale transactions. Forward-looking statements are subject to various risks and uncertainties, including but are not limited to (a) the Company's ability to enter into definitive documents reflecting the agreement in principle, (b) the risk that the agreed-upon asset sale may not be approved by the U.S. and Canadian bankruptcy courts or receive other required governmental approvals, (c) the possibility that any of various contingencies, including but not limited to purchaser's due diligence review, will not be satisfied, and (d) other factors as detailed from time to time in the Company's SEC filings.

                             ABOUT AGRIBIOTECH, INC.

AgriBioTech,  Inc.  is  a  vertically  integrated,   full-service  seed  company
specializing in the forage and turfgrass sector, complete with research and development of proprietary seed varieties, seed processing plants, and a national and international distribution and sales network.